Exhibit 10.15.1
OFFICE SHARING AGREEMENT
THIS OFFICE SHARING AGREEMENT (“Agreement”) is made the 1st day of October 2006.
BETWEEN:
1	Biwater Plc, a company duly organised and existing under the laws of England with office located at Biwater House, Station Approach, Dorking, Surrey RH4 1TZ (“Biwater”); and

2	Cascal Services Limited, a company duly organised and existing under the laws of England with office located at Biwater House, Station Approach, Dorking, Surrey RH4 1TZ (“Cascal”)

(together the “parties” and individually a “Party”).
WHEREAS:
1	Biwater has entered into lease agreements regarding leasing of office space known as Biwater House at Station Approach, Dorking, Surrey RH4 1TZ (“Biwater House”).

2	Cascal being a subsidiary company of Biwater desires to occupy office space within Biwater House and Biwater is willing for Cascal to occupy such office space subject to the terms and conditions of this Agreement.
NOW IT IS HERE AGREED as follows:
1	Cascal desires to occupy and Biwater is willing that Cascal occupies office space in Biwater House bounded by the areas hatched in red on the floor plan set out in Appendix I appended to this Agreement or such other areas as may from time to time be agreed in writing between the Parties (“Cascal Areas”).

2	In consideration of occupying the Cascal Areas Cascal shall pay to Biwater an occupation charge as follows (“Occupation Charge”):

2.1	from and including 1 October 2006 until and including 31 March 2007 the Occupation Charge of £418.20/m2; and

2.2	from and including 1 April 2007 until and including 31 March 2008 and for each subsequent year thereafter, Biwater will recalculate the Occupation Charge per m2 of the Cascal Areas on a basis that is consistent with the methodology used in calculating the Occupation Charge as shown in clause 2.1 of this Agreement but using updated costs, areas and services usage as appropriate for the period for which the recalculated Occupation Charge will be applied.

Biwater will provide Cascal with the proposed Occupation Charge per m2 for the year commencing on the following 1 April by 31 January of the same year.

2.3	All payments made to Biwater by Cascal under this Agreement shall be paid quarterly in advance and no later than 30 (thirty) days after the date of Biwater’s invoice. If the payment of any sums due to Biwater from Cascal under this Agreement is delayed, Biwater shall be entitled without formal notice to charge interest on the amount unpaid during the period of delay. The rate of interest shall be two percent per annum above the prevailing HSBC UK base lending rate.

2.4	If after the date of this Agreement a material adverse event occurs which is materially adverse to the basis upon which any Occupation Charge shall be established by the Parties pursuant to clause 2.2 of this Agreement it is hereby agreed by the Parties that any Occupation Charge shall be immediately reviewed and amended upon the occurrence of any such event.

2.5	In the event Cascal may require to occupy, in addition to the Cascal Areas, other areas in Biwater House (excluding the extension) on a temporary basis (“Temporary Areas”) the Parties hereby agree that Cascal shall pay Biwater for the occupation of the Temporary Areas pro rata to the applicable Occupation Charge for the period(s) of occupation in excess of two weeks.

3	This Agreement shall commence on 1 October 2006 and expire on 28 September 2021 subject to any prior termination in accordance with clause 8 of this Agreement.

4	The Parties hereby agree the Occupation Charge is inclusive of the following:

Rents and rates;

Electricity/water charges;

Shared reception, toilet facilities and common areas (corridors, staircases, etc.);

Shared post room, stationery room, maintenance room and kitchen areas;

Building insurance and maintenance (including lifts and fire alarms);

Office security, cleaning and other office services;

Car parking;

Shared use of secure ground floor storage area; and

Shared staff costs associated with:
-	the Biwater House office manager;

-	post collection and delivery;

-	reception staff.

With regard to each Party’s meeting rooms each Party hereby agrees to make available on reasonable notice from the other Party use of any of its meeting rooms.

5	Cascal hereby agrees:

5.1	to use the Cascal Areas only as an office and to provide furniture and equipment solely for this purpose;

5.2	not to damage or make any alterations or additions to the Cascal Areas without Biwater’s written consent;

5.3	to yield up at the expiry or termination of this Agreement the Cascal Areas in the same clean state and condition as it was in at the date of this Agreement and pay for the repair of any damage caused by Cascal during the period of this Agreement (fair wear and tear expected);

5.4	to permit Biwater at reasonable hours to enter the Cascal Areas for the purposes of inspection, cleaning and repairs and such other purposes as are required by Biwater;

5.5	not to assign, let, change or part with possession of the Cascal Areas or any part thereof under any circumstances and not to share the Cascal Areas with any third party without the prior written consent of Biwater;

5.6	not to obstruct the reception area or any other common areas of Biwater House or to create any nuisance to any other occupants of Biwater House or do or suffer to be done anything which may vitiate any insurance policy of Biwater or cause any fire risk or health hazard and will require its staff to follow all reasonable instruction by Biwater to observe all matters relating to such risks or hazards; and

5.7	to comply with all health and safety regulations/requirements as apply to its occupation of the Cascal Areas and shared common areas of Biwater House.

6	Nothing in this Agreement shall constitute or be deemed to constitute any leasing arrangements between Biwater and Cascal.

7	This Agreement contains the entire agreement and understanding among the Parties and merges and supersedes all prior discussion and writing with respect to the subject matter hereof and neither Party has relied on any representation or warranty in entering into this Agreement other than as specifically incorporated herein.

8	Either Party may terminate this Agreement upon six months written notice to the other Party.

9	This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts shall together constitute but one and the same instrument.

10	This Agreement shall be governed by and shall be construed in accordance with English Law. The English Courts shall have exclusive jurisdiction to settle any dispute in connection with this Agreement. The English Courts are the most appropriate and convenient courts to settle any such dispute.
IN WITNESS WHEREOF the Parties have each caused this Agreement to be fully executed by their respective authorised representatives in duplicate counterparts on the day and year first above written.
Signed by /s/ D. L. Magor
for and on behalf of
Biwater Plc
Signed by /s/ Stephane Marcel Jean Richer
For and on behalf of
Cascal Services Ltd

APPENDIX 1
Floor plan depicting current Cascal Areas:
BIWATER HOUSE — SECOND FLOOR CASCAL OCCUPATION

RESOURCE AREA
MEETING ROOM 5
Boardroom
W.C.
ANTE ROOM
A/C DUCT RISER
MALE W.C.
Tea Room
FEMALE W.C.
EXEC KITCHEN
FIRE EXIT

September 2006